Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

David A. Young (“Employee”) and Inter-American Management LLC (the “Company”) have agreed to the following terms and conditions contained in this Confidential Separation Agreement and General Release (this “Agreement”).

1.                  Employment Separation.

Employee’s employment with the Company will end effective on September 19, 2017 (the “Termination Date”). Employee acknowledges and agrees that, effective as of August 16, 2017 (the “Notice Date”) through the Termination Date (the “Leave Period”), Employee will be on a paid leave of absence from the Company. During that period, Employee shall continue as an employee of the Company but shall not perform any further duties or incur any expenses, obligations, or liabilities on behalf of the Company. In addition, effective as of the Notice Date, Employee has resigned from his position as Chief Executive Officer of Global Medical REIT Inc. (“GMR”), as a director of GMR, and from all other positions Employee holds with the Company, GMR and each of their respective affiliates. Employee’s termination shall be deemed a voluntary resignation by Employee.

2.                  Accrued Salary and Benefits.

No later than the next regularly scheduled payroll date following the Termination Date (the “Payment Date”), the Company will pay Employee’s salary, less applicable deductions, through and including the Termination Date. The Company also will pay Employee all accrued but unused PTO pay, if any, through the Termination Date by the Payment Date. Employee acknowledges and agrees that, on receipt of the payment for accrued, unused PTO, he has been paid all compensation and benefits owed as a result of Employee’s employment with the Company (including all salary, bonuses, PTO pay, or other compensation and excepting only payments for vested and accrued benefits under any 401(k) plan, pending claims for health benefits, and COBRA benefits).

3.                  Severance Payment.

The Company agrees to continue Employee’s base salary as in effect as of the Notice Date for a period of two months after the Termination Date (the “Severance Payment”), and such payments will be made in accordance with the Company’s normal payroll practices, including the deduction of withholdings for applicable taxes. Subject to Employee’s execution and delivery to the Company of this Agreement and the expiration of the seven (7) day revocation period provided for below, the Severance Payment shall commence on the first regularly scheduled payroll date following the Termination Date. Employee must fully satisfy all of his contractual obligations hereunder in order to be entitled to the Severance Payment. Employee’s failure to meet any of his contractual obligations hereunder will immediately terminate the Company’s obligation to pay the Severance Payment and will entitle the Company to recover the Severance Payment to the extent already paid to Employee following any breach of his obligations hereunder (in addition to any other remedies available to the Company by contract or at law).

4.                  Employee’s Equity Compensation.

The Company and Employee acknowledge and agree that, notwithstanding the terms and conditions set forth in (i) the Employment Agreement between Employee and the Company dated June 28, 2016 (the “Employment Agreement”), (ii) the Global Medical REIT Inc. 2016 Equity Incentive Plan, and (iii) those certain LTIP Unit Vesting and Award Agreements between Employee and the Company (“LTIP Award Agreements”), each of which is listed on Exhibit A hereto, subject to Employee’s execution and delivery to the Company of, and Employee’s compliance with his obligations under, this Agreement and the expiration of the seven (7) day revocation period provided for below, GMR will immediately accelerate the vesting of 24,000 of the unvested LTIP Units that were granted to Employee on July 1, 2016, as set forth on Exhibit A hereto, and Employee will forfeit all other unvested LTIP Units as set forth on Exhibit A hereto.

5.                  Consulting Agreement.

Prior to the Termination Date, the Company and Employee shall enter into a Consulting Agreement in the form attached hereto as Exhibit B (the “Consulting Agreement”). The Consulting Agreement shall become effective on the Termination Date, and the Company’s obligations under the Consulting Agreement are subject to Employee’s execution and delivery to the Company of, and Employee’s compliance with his obligations under, this Agreement and the expiration of the seven (7) day revocation period provided for below.

6.                  No Other Obligation.

Employee acknowledges and agrees that, except as set forth in Section 10 hereof, the Employment Agreement and the LTIP Award Agreements are terminated in all respects and, other than the payments to Employee provided for in Paragraphs 2 and 3 hereof, the vesting of LTIP Units provided for in Paragraph 4 hereof, and the consideration under the Consulting Agreement if it becomes effective as provided in Paragraph 5 hereof, Employee is not entitled to receive, and will not claim that he is entitled to receive, any payments, vesting of equity, or other compensation or consideration.

7.                  General Release of All Claims, Known and Unknown.

(a)               In exchange for the consideration provided in this Agreement, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, that Employee may have against the Company and GMR, and all of their respective affiliates, subsidiaries, related entities, officers, directors, members, shareholders, attorneys, employees, agents, or representatives, past or present (collectively, the “Released Parties”), existing at or before the date Employee signs this Agreement, including but not limited to all rights or claims regarding Employee’s employment with the Company and the termination of that employment. This includes, without limitation, a release of any rights or claims Employee may have under: (a) the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; (b) Title VII of the Civil Rights Act of 1964; (c) 42 United States Code Section 1981; (d) the Equal Pay Act; (e) the Americans with Disabilities Act; (f) the Employee Retirement Investment Security Act; (g) the Family and Medical Leave Act; (h) the Fair Labor Standards Act; (i) any employment contract with any Released Party; (j) state and local fair employment practice laws and regulations that govern the employment relationship; and (k) any and all other federal, state or local laws or regulations governing or applicable to the employer-employee relationship, including, without limitation, claims alleging wrongful discharge, breach of contract, or alleged physical or personal injury, tort, or emotional distress.

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(b)               It is Employee’s express intent to enter into this full and final compromise and release of any and all claims he may have against the above named entities and persons. Employee acknowledges and agrees that he has not assigned any claims or rights hereunder or otherwise against the Company or any Released Party to any other person or entity.

(c)               Employee acknowledges and agrees that Employee is releasing all rights and claims that Employee knows about, as well as those Employee may not know about. Employee acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know about or suspect to exist in Employee’s favor against the Company or others released herein at the time Employee signed this Agreement and that this Agreement expressly contemplates the extinguishment of all such claims, including, but not limited to, any and all claims under any applicable federal, state or local laws governing or applicable to the employer-employee relationship.

(d)               Employee represents that Employee has not filed or had filed on Employee’s behalf any complaint, charge, claim, action, or lawsuit against the Company or any Released Party with any governmental agency, arbitration tribunal or association, or any court.

8.                  Protected Rights Not Waived; Trade Secrets Notice.

(a)               Notwithstanding the foregoing, this release does not include a release of Employee’s rights, if any, to pension, retiree, health or similar benefits under the Company’s standard retirement program and COBRA with respect to his rights under the Employment Agreement. Further, nothing in this Agreement waives any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers’ compensation laws, or a challenge to the validity of this Agreement. In addition, nothing in this Agreement including, but not limited to, the return of Company property obligation, the release of claims, the non-disparagement obligations, the no claims representation, the continuing post-separation obligations, and the confidentiality obligations prevents Employee from filing a charge or complaint with, from participating in an investigation or proceeding conducted by, or providing documents or other information without notice to the Company to the EEOC, NLRB, the Securities and Exchange Commission, or any other federal, state or local agency. Although this Agreement does not limit Employee’s right to receive an award for information provided to any government agency where such award is provided by the agency, Employee nonetheless acknowledges and agrees that this Agreement does release and waive any right to any payment, benefit, or other remedy from the Company or any Released Party other than the payments set forth expressly in this Agreement, including any payment from the Company that may come through a class, collective, or representative action brought on Employee’s behalf or in which Employee is a participant.

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(b)               Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

9.                  Release of Claims under the Age Discrimination in Employment Act.

(a)               Employee acknowledges and agrees that: (a) Employee has carefully read and fully understands this Agreement; (b) Employee has not relied on any statement, written or oral, that is not set forth in this Agreement; (c) Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement and has consulted with an attorney before executing this Agreement or intentionally elected not to do so; (d) Employee is not waiving or releasing any rights or claims that may arise after the execution date of this Agreement; (e) Employee is releasing claims under the Age Discrimination in Employment Act, if any; (f) Employee executes this Agreement in exchange for consideration in addition to that to which he is already entitled; (g) the Company gave Employee a period of at least 21 days within which to consider this Agreement and acknowledges that, if Employee voluntarily executes this Agreement prior to the expiration of the 21st day, he will voluntarily waive the remainder of the 21-day consideration period; and (h) Employee has a period of seven (7) days following Employee's execution of this Agreement to revoke Employee's agreement as provided below. Employee enters into this Agreement knowingly, willingly and voluntarily in exchange for the consideration herein, and has had an adequate opportunity to make whatever investigation or inquiry he deemed necessary or prudent. Further, Employee agrees that any changes to this Agreement after the Agreement is presented to him, whether material or minor, do not restart the 21-day review period provided for above.

(b)   Employee may revoke Employee's approval of this Agreement if he does so, in writing, within seven (7) days following Employee's execution of this Agreement. Notice of revocation must be received by Jamie A. Barber at 4800 Montgomery Lane, Suite 450, Bethesda MD 20814, Email: jamieb@globalmedicalreit.com, no later than the seventh day following the execution of this Agreement. This Agreement is not effective or enforceable until expiration of the seven day period. However, this Agreement becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following Employee's execution of this Agreement. If the revocation period expires on a weekend day, Employee understands that he has until the end of the next business day to revoke.

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10.              Employee’s Continuing Obligations under Employment Agreement.

Employee acknowledges that his obligations set forth in Sections 6 and 7 of the Employment Agreement, other than as described in the last sentence of this paragraph, shall survive the termination of his employment. Employee affirms his commitment to abide by these provisions and acknowledges that his violation of these provisions will constitute a breach of this Agreement and make the Company’s obligations hereunder and under the Consulting Agreement voidable in its and GMR’s sole discretion. Notwithstanding the preceding two sentences, subject to Employee’s execution and delivery to the Company of this Agreement and the expiration of the seven (7) day revocation period provided for above, the Company, for itself and for and on behalf of GMR, hereby waives Employee’s covenants not to compete set forth in Section 6.2(aa) of the Employment Agreement.

11.              Non-Disparagement; Non-Disruption; Litigation Matters.

(a)               In exchange for the consideration provided in this Agreement, Employee agrees that he will not publish – orally or in writing – to any third party any negative or disparaging remarks harmful to the business or professional reputation of the Company or any of the Released Parties; provided, however, that nothing in this Agreement is intended to prohibit either party from participating in or cooperating with any investigation by any governmental agency, from providing truthful information as part of a proceeding by any duly authorized governmental agency, arbitration panel or court, or making any statements authorized by law. Provided that all requests for references are directed to the Human Resources department, the Company agrees that it will provide a neutral reference that releases only dates of employment, last title held and confirmation of base salary if Employee authorizes such release in writing.

(b)               In exchange for the consideration provided in this Agreement, Employee agrees that he will not (either directly or indirectly) (i) enter or attempt to enter the Company’s or GMR’s offices or properties or (ii) threaten, harass, or otherwise act in an unprofessional manner towards, any director, officer or employee of the Company or GMR.

(c)               To the extent permissible by law, Employee agrees that, immediately upon receiving a subpoena or other request to provide testimony, in any form or forum, in connection with any legal proceeding that involves, affects, or relates to the Released Parties, he will provide notice to Jamie A. Barber at 4800 Montgomery Lane, Suite 450, Bethesda MD 20814, Email: jamieb@globalmedicalreit.com, by hand delivery, email, facsimile or recognized overnight courier, sufficiently detailing the matter and parties involved; provided that such notice will, in any event, be provided before such testimony is given.

12.              Return of Company Property.

(a)               Employee represents to the Company and each other Released Party that, except as set forth in Paragraph 12(b) below or as otherwise instructed or authorized in writing by the General Counsel of the Company, on or within five business days of the Notice Date he will return to the Company (or to another Released Party at the direction of the Company) (a) all Company Information and copies of the same; and (b) all documents and copies (whether written, printed, electronic, recorded, or otherwise and wherever located) made, compiled, or acquired by him during his Employment or relating to the business or affairs of any Released Party or its business contacts, in each case that was in Employee’s possession or under his control; provided, however, that this excludes documents and information received by Employee evidencing the Retained Interests.

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(b)               The Employee agrees and represents that, from and after the Notice Date, Employee has not kept any office equipment, devices or other property belonging to any Released Party that is in Employee’s possession, unless directed otherwise in writing by the General Counsel of the Company.

(c)                Without limiting the foregoing, Employee represents to the Company and each Released Party that Employee has, except as otherwise instructed or authorized in writing by General Counsel of the Company, delivered to the Company any information relating to the business of any Released Party that he had stored on any magnetic or optical disk or memory and all matter derived from such sources that was in his possession or under his control outside the premises of any Released Party.

13.              Non-Admission of Liability.

The Company and Employee acknowledge that they are entering into this Agreement in order to terminate all aspects of their employment relationship in an orderly and amicable manner. Neither the payment of any money or benefits nor the signing of this Agreement will constitute or should be construed as an admission that either party has done anything wrong or has any liability to the other party.

14.              No Claims.

Employee represents that Employee has not initiated, and there is not pending, any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding relating directly or indirectly to Employee’s employment with the Company, separation from employment with the Company, or otherwise pending against the Released Parties in any court or other forum. Employee acknowledges that, upon the Company’s payment of the amounts set forth in Paragraph 2, he has received all compensation due, has notified the Company of any injuries received, the Company has permitted Employee to take all required leaves, and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave. Employee is unaware of any uncured ethical or compliance issues involving the Company or any of its employees or agents, and has not reported any such issues to the Company.

15.              Cooperation Period.

(a)               Notwithstanding any other provision of this Agreement, any continuing post-employment obligations that Employee has upon separation from employment by operation of law or contract survive this Agreement. The terms of this Agreement add to any such pre-existing obligations and are not intended to extinguish or modify them in any way.

(b)               Employee agrees to cooperate with the Released Parties, as well as their counsel, agents or other designees, in any existing or future business transactions, investigations, disputes, claims or lawsuits involving any of the Released Parties or their assets where Employee has knowledge of the underlying facts. By way of example only, such consultation may consist of telephone calls, electronic communications, meetings and/or live testimony at hearings, depositions and/or trials. The Severance Payment provided for in Paragraph 3 above, the vesting of LTIP Units provided for in Paragraph 4 above, and the provisions of the Consulting Agreement provided for in Paragraph 5 above, are intended to fully compensate Employee for all services he may be asked to provide. Employee shall not seek, nor be entitled to, any additional compensation for his post-employment cooperation rendered to comply with this Paragraph.

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16.              Confidentiality.

Except as otherwise provided herein, Employee agrees to keep the existence and terms of this Agreement confidential; however, Employee may respond to a lawful subpoena, government inquiry or court order. Employee may disclose the terms of this Agreement only to Employee's financial advisors, attorneys, and spouse as long as Employee instructs them that the Agreement must be kept confidential and they agree to such. Employee further agrees that this document may be used as evidence in a proceeding in which the Company or Employee alleges a breach of this Agreement, or to assert a complete or partial defense to any lawsuit, arbitration or claim. Other than this exception, or disclosure to the EEOC or NLRB or any other federal, state or local agency charged with the enforcement of any laws, as provided above, the Company and Employee agree that neither will offer or introduce this Agreement as evidence in any administrative proceeding, arbitration or lawsuit. Employee understands and acknowledges that GMR is registered as a public reporting company under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a listed company on the New York Stock Exchange (the “NYSE”), and that GMR will comply with its reporting and disclosure obligations with respect to this Agreement and the subject matter hereof under applicable Exchange Act and NYSE requirements. Any announcement by the Company regarding Employee’s termination shall describe such termination as a voluntary resignation by Employee and shall state that Employee “has resigned in order to pursue other opportunities.”

17.              Entire Agreement.

Each party acknowledges that, except as otherwise provided for herein, this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

18.              Governing Law and Interpretation.

This Agreement will be governed by and interpreted in accordance with the laws of the State of Maryland. This Agreement shall be construed and interpreted in a manner that is fair and reasonable and without regard to which party did or did not author this Agreement.

19.              Illegal or Invalid Provisions; Waiver.

If any term of this Agreement becomes, or is, declared illegal, invalid, unenforceable, or void, then such provision shall be fully severable, and in lieu of such provision, there shall be added automatically, as part of this Agreement, a provision as similar as may be possible to such provision and still be legal, valid and enforceable. The remainder of this Agreement or application of such term, condition, covenant, warranty or representation to other persons or circumstances shall not be impaired thereby, and the Agreement shall otherwise remain in full force and effect. The terms and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce same. No waiver by any party of any condition or term in this Agreement, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or term.

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20.              Compliance with Section 409A.

The Company and Employee intend that this Agreement by its terms and in operation meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury rules and regulations issued thereunder (“Section 409A”) so that compensation deferred under this Agreement (and applicable investment earnings) shall not be subject to tax under Section 409A. Any ambiguities in this Agreement shall be construed to effect this intent. If any provision of this Agreement is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Agreement, and this Agreement shall be construed and enforced to the maximum extent permitted by Section 409A as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

[Signatures on Next Page]

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EMPLOYEE:

/s/ David A. Young		Date:	August 20, 2017
David A. Young

COMPANY:
Inter-American Management, LLC

By:	/s/ Jeffrey Busch	Date:	August 20, 2017
Name: Jeffrey Busch
Title: Chairman and President

Signature Page of Separation Agreement and General Release

Exhibit A

Treatment of Unvested LTIP Units

Grant Date (Time-Based rants)	Number of LTIP Units Granted, Previously Vested, and Unvested as of the Termination Date)	Number of LTIP Units to be Accelerated	Terms of Acceleration
July 1, 2016	90,000 Granted 36,000 Previously Vested 54,000 Unvested	24,000

24,000 Unvested LTIP Units shall be accelerated and all forfeiture restrictions shall lapse with respect to such LTIP Units as of the Termination Date. The remaining 30,000 Unvested LTIP Units shall be forfeited.

December 21, 2016	5,973 Granted 0 Previously Vested 5,973 Unvested	0	No Unvested LTIP Units shall be accelerated and all such Unvested LTIP Units shall be forfeited as of the Termination Date.

Grant Date (Performance- Based Vesting)	Number of Target LTIP Units Awarded, Previously Vested, and Unvested as of the Termination Date	Number of Target LTIP Units to be Accelerated	Terms of Acceleration
February 28, 2017	11,904 Awarded 0 Previously Vested 11,904 Unvested	0	All of the Target LTIP Units Awarded shall be forfeited.
February 28, 2017	38,961 Awarded 0 Previously Vested 38,961 Unvested	0	All of the Target LTIP Units Awarded shall be forfeited.

Exhibit A

Exhibit B

Consulting Agreement

[Attached]

Exhibit B